Exhibit 99.1

CorEnergy Declares Second Quarter 2015 Common Stock and Preferred Dividends, Reiterates Guidance for Common Stock Dividend Increase for Third Quarter

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.—July 31, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared a second quarter 2015 dividend of $0.135 per share (or $0.54 cents per share annualized) for its common stock. The dividend is payable on August 31, 2015, to shareholders of record on August 17, 2015.

CorEnergy's Board of Directors also confirmed its intent to increase the annualized dividend rate to $0.60 per share beginning with the distribution for the third quarter of 2015, which the Company expects to announce in late October 2015 for payment in November 2015.

The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the second quarter, ending June 30, 2015. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on August 31, 2015, to shareholders of record on August 17, 2015.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com